Exhibit 99.1

MEMSIC Enters a Definitive Agreement with Crossbow Technology, Inc. to Acquire Certain

Product Lines, Intellectual Property, and Related Fixed Assets from Crossbow Technology

New Systems Solution Capabilities will Enhance MEMSIC Worldwide Growth

Andover, MA – December 16, 2009—MEMSIC, Inc, (NASDAQ GM: MEMS), a leading MEMS solution provider announced today the signing of an Asset Purchase Agreement with Crossbow Technology to acquire selected Crossbow Technology product lines. The purchase includes the non-military portion of Crossbow’s Inertial Systems business lines and the Wireless Sensor Network (WSN) “Mote” and eKo business lines. In addition to the acquisition of these product lines, engineers from Crossbow will join MEMSIC, adding significant sensor system integration and solution talent to MEMSIC’s worldwide engineering team. The sales and marketing personnel joining MEMSIC from Crossbow will expand MEMSIC’s global customer activities and support customers in all markets.

“Driven by the market need for total product solutions, this product line acquisition will provide MEMSIC customers with world-class system integration technology” said Dr. Yang Zhao, President & CEO of MEMSIC, Inc. “Crossbow’s state-of-the-art inertial and wireless module products will meet the needs of MEMSIC’s growing industrial customer base. In addition, Crossbow’s advanced and patented inertial navigation algorithms will meet the needs of MEMSIC’s mobile phone customers for advanced navigation and LBS (location-based services) functions in future smart-phones.”

MEMSIC’s long-term strategy is to broaden its products lines and enhance its sensor integration and solution capabilities. The acquisition provides MEMSIC with incremental revenue and long-term margin growth as well as strengthening MEMSIC’s engineering, sales and marketing capabilities.

“Dr. Zhao and I share a common vision in future sensor solution business. Crossbow’s decade long history of innovation using a broad-range of MEMS sensor technologies, combined with MEMSIC’s strong sensor technology platform and manufacturing excellence, will drive significant new business opportunities worldwide for MEMSIC in commercial aerospace, industrial, automotive, and consumer market segments.” said Mike Horton, President & CEO of Crossbow Technology, Inc.

The purchase price of the acquisition is $18 million in cash and is non-dilutive to MEMSIC shareholders. The closing of the acquisition is subject to certain conditions.

About MEMSIC, Inc.

MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensor and system solutions based on integrated micro-electromechanical systems (MEMS) technology and mixed signal circuit design. MEMSIC’s unique and proprietary approach combines leading edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost effective solutions for automotive, consumer and industrial markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

About Crossbow Technology, Inc.

Founded in 1995, Crossbow Technology, Inc. is the leading end-to-end solutions supplier of wireless sensor networks and inertial sensor systems. Crossbow has shipped over 500,000 sensors to over 1000 customers, including select Fortune 100 companies, for diverse applications such as industrial, aerospace, environmental control, defense, security and asset tracking. Crossbow is leading the revolution for connecting the physical world with the digital world through wireless sensor networks. Headquartered in San Jose, California, Crossbow has offices distributors in 24 countries worldwide.